Exhibit 3.1

FORM OF

SERITAGE GROWTH PROPERTIES

ARTICLES OF AMENDMENT AND RESTATEMENT

FIRST: Seritage Growth Properties, a Maryland real estate investment trust (the “Trust”) formed under Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland (“Title 8”), desires to amend and restate its Declaration of Trust as currently in effect and as hereinafter amended and restated.

SECOND: The following provisions are all the provisions of the Declaration of Trust currently in effect and as hereinafter amended and restated:

ARTICLE I

FORMATION

The Trust is a real estate investment trust within the meaning of Title 8. The Trust shall not be deemed to be a general partnership, limited partnership, joint venture, joint stock company or a corporation but nothing herein shall preclude the Trust from being treated for tax purposes as an association or real estate investment trust under the Internal Revenue Code of 1986, as amended (the “Code”).

ARTICLE II

NAME

The name of the Trust is:

Seritage Growth Properties

Under circumstances in which the Board of Trustees of the Trust (the “Board of Trustees” or “Board”) determines that the use of the name of the Trust is not practicable, the Trust may use any other designation or name for the Trust.

ARTICLE III

PURPOSES AND POWERS

Section 3.1 Purposes. The purposes for which the Trust is formed are to engage in any lawful act or activity for which real estate investment trusts may be organized under the general laws of the State of Maryland as now or hereinafter in force including, without limitation, to invest in and to acquire, hold, manage, administer, control and dispose of property, including, without limitation or obligation, engaging in business as a real estate investment trust within the meaning of Section 856 of the Code (a “REIT”).

Section 3.2 Powers. The Trust shall have all of the powers granted to real estate investment trusts by Title 8 or any successor statute and all other powers set forth in the Declaration of Trust of the Trust (the “Declaration of Trust”) which are not inconsistent with law and are appropriate to promote and attain the purposes set forth in the Declaration of Trust.

ARTICLE IV

RESIDENT AGENT

The name of the resident agent of the Trust in the State of Maryland is The Corporation Trust Incorporated, whose post address is 351 West Camden Street, Baltimore, MD 21201. The resident agent is a Maryland corporation. The Trust may have such offices or places of business within or outside the State of Maryland as the Board of Trustees may from time to time determine.

ARTICLE V

BOARD OF TRUSTEES

Section 5.1 Powers. Subject to any express limitations contained in the Declaration of Trust or in the Bylaws of the Trust (the “Bylaws”), (a) the business and affairs of the Trust shall be managed under the direction of the Board of Trustees and (b) the Board shall have full, exclusive and absolute power, control and authority over any and all property and business of the Trust. The Board may take any action as in its sole judgment and discretion is necessary or appropriate to conduct the business and affairs of the Trust. The Declaration of Trust shall be construed with the presumption in favor of the grant of power and authority to the Board. Any construction of the Declaration of Trust or determination made by the Board concerning its powers and authority hereunder shall be conclusive. The enumeration and definition of particular powers of the Board of Trustees included in the Declaration of Trust or in the Bylaws shall in no way be construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board or the Trustees of the Trust (hereinafter the “Trustees”) under the general laws of the State of Maryland or any other applicable laws.

The Board, without any action by the shareholders of the Trust, shall have and may exercise, on behalf of the Trust, without limitation, the power to terminate the status under the Code of the Trust as a REIT; to determine that compliance with any restriction or limitations on ownership and transfers of shares of the Trust’s beneficial interest set forth in Article VII of the Declaration of Trust is no longer required in order for the Trust to qualify as a REIT; to adopt, amend and repeal Bylaws; to elect officers in the manner prescribed in the Bylaws; to solicit proxies from holders of shares of beneficial interest of the Trust; and to do any other acts and deliver any other documents necessary or appropriate to the foregoing powers.

Section 5.2 Number and Classification. The number of Trustees initially shall be         , which number may be increased or decreased only by the Board of Trustees pursuant to the Bylaws. No reduction in the number of Trustees shall cause the removal of any Trustee from office prior to the expiration of his or her term. Each Trustee shall have the qualifications, if any, specified in the Bylaws. The names of the Trustees who shall serve until their successors are duly elected and qualify are:

[                    ]

[                    ]

[                    ]

The Trustees shall be elected in the manner provided in the Bylaws and, subject to the second succeeding paragraph, any vacancy on the Board of Trustees may be filled in the manner provided in the Bylaws. It shall not be necessary to list in the Declaration of Trust the names and addresses of any Trustees hereinafter elected.

On the first date after which the Trust has more than one holder of Common Shares (as defined below), the Trustees (other than any Trustee elected solely by holders of one or more classes or series of Preferred Shares (as defined below)) shall be classified, with respect to the terms for which they severally serve, into three classes, one class to serve initially for a term expiring at the next succeeding annual meeting of shareholders, another class to serve initially for a term expiring at the second succeeding annual meeting of shareholders and another class to serve initially for a term expiring at the third succeeding annual meeting of shareholders, with the Trustees of each class to serve until their successors are duly elected and qualify. At each annual meeting of shareholders, the successors to the class of Trustees whose term expires at such meeting shall be elected to serve for a term expiring at the annual meeting of shareholders held in the third year following the year of their election and until their successors are duly elected and qualify.

The Trust elects, at such time as it becomes eligible to make the election provided for under Section 3-802(b) of the Maryland General Corporation Law, that, except as may be provided by the Board of Trustees in setting the terms of any class or series of Shares (as defined below), any and all vacancies on the Board of Trustees may be filled only by the affirmative vote of a majority of the remaining Trustees in office, even if the remaining Trustees do not constitute a quorum, and any Trustee elected to fill a vacancy shall serve for the remainder of the full term of the trusteeship in which such vacancy occurred and until a successor is duly elected and qualifies.

Section 5.3 Removal. Subject to the rights of holders of one or more classes or series of Preferred Shares to elect or remove one or more Trustees, a Trustee may be removed at any time, but only for cause, and then only by the affirmative vote of the holders of not less than 75% of the Shares then-outstanding and entitled to vote generally in the election of Trustees. For the purpose of this paragraph, “cause” shall mean, with respect to any particular Trustee, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such Trustee caused demonstrable, material harm to the Trust through bad faith or active and deliberate dishonesty.

Section 5.4 Determinations by Board. The determination as to any of the following matters, made by or pursuant to the direction of the Board of Trustees shall be final and conclusive and shall be binding upon the Trust and every holder of Shares: the amount of the net income of the Trust for any period and the amount of assets at any time legally available for the payment of dividends, acquisition of Shares or the payment of other distributions on Shares; the amount of paid-in surplus, net assets, other surplus, cash flow, funds from operations, adjusted funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been, set aside, paid or discharged); any interpretation or resolution of any ambiguity with respect to any provision of the Declaration of Trust (including any of the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of any shares of any class or series of Shares) or of the Bylaws; the number of Shares of any class or series of the Trust; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Trust or of any Shares; any matter relating to the acquisition, holding and disposition of any assets by the Trust; any interpretation of the terms and conditions of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other entity; the compensation of Trustees, officers, employees or agents of the Trust; or any other matter relating to the business and affairs of the Trust or required or permitted by applicable law, the Declaration of Trust or Bylaws or otherwise to be determined by the Board of Trustees.

Section 5.5 Business Opportunities. If any Trustee or officer of the Trust who is also a director, officer, employee or agent of Sears Holdings Corporation, a Delaware corporation,

ESL Investments, Inc., a Delaware corporation[, or Fairholme Capital Management, LLC,] a Delaware limited liability company (collectively, the “Sponsor”), or any of the Sponsor’s affiliates (each, a “Sponsor Affiliate”), acquires knowledge of a potential business opportunity, the Trust renounces, on its behalf and on behalf of its subsidiaries, any potential interest or expectation in, or right to be offered or to participate in, such business opportunity, unless it is a Retained Opportunity (as defined below). Accordingly, except for Retained Opportunities, (a) no Trustee who is also a director, officer, employee or agent of the Sponsor or a Sponsor Affiliate is required to present, communicate or offer any business opportunity to the Trust or any of its subsidiaries and (b) such Trustee, on his or her own behalf or on behalf of the Sponsor or a Sponsor Affiliate, shall have the right to hold and exploit any business opportunity, or to direct, recommend, offer, sell, assign or otherwise transfer such business opportunity to any person or entity other than the Trust and its subsidiaries.

The taking by a Trustee who is also a director, officer, employee or agent of the Sponsor or a Sponsor Affiliate for himself or herself, or the offering or other transfer to another person or entity, of any potential business opportunity, other than a Retained Opportunity, whether pursuant to the Declaration of Trust or otherwise, shall not constitute or be construed or interpreted as (a) an act or omission of the Trustee committed in bad faith or as the result of active or deliberate dishonesty or (b) receipt by the Trustee of an improper benefit, or an improper personal benefit, in money, property, services or otherwise.

The term “Retained Opportunity” shall mean any business opportunity of which a Trustee who is also a director, officer, employee or agent of the Sponsor or a Sponsor Affiliate first becomes aware solely as a direct result of his or her capacity as a Trustee or officer of the Trust and (a) which the Trust is financially able to undertake, (b) which the Trust is not prohibited by contract or applicable law from pursuing or undertaking, (c) which, from its nature, is in the line of the Trust’s business, (d) which is of practical advantage to the Trust and (e) in which the Trust has an interest or a reasonable expectancy.

Section 5.6 REIT Qualification. If the Trust elects to qualify for federal income tax treatment as a REIT, the Board of Trustees may, in its sole and absolute discretion, take such lawful actions as it deems necessary or appropriate to preserve the qualification of the Trust as a REIT; however, if the Board of Trustees determines that it is no longer in the best interests of the Trust to continue to be qualified as a REIT, the Board of Trustees may revoke or otherwise terminate the Trust’s REIT election pursuant to Section 856(g) of the Code. The Board of Trustees, in its sole and absolute discretion, also may (a) determine that compliance with any restriction or limitation on ownership and transfers of shares of the Trust’s beneficial interest set forth in Article VII is no longer required for REIT qualification and (b) make any other determination or take any other action pursuant to Article VII.

ARTICLE VI

SHARES OF BENEFICIAL INTEREST

Section 6.1 Authorized Shares. The beneficial interest of the Trust shall be divided into shares of beneficial interest (“Shares”). The Trust has authority to issue                     common shares of beneficial interest, $0.01 par value per share (“Common Shares”), and                 preferred shares of beneficial interest, $0.01 par value per share (“Preferred Shares”). If shares of one class are classified or reclassified into shares of another class of shares pursuant to this Article VI, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of beneficial interest of all classes that the Trust has authority to issue shall not be more than the total number of shares of beneficial interest set forth in the second sentence of this paragraph. The Board of Trustees, with the approval of a majority of the entire Board and without any action by the shareholders of the Trust, may amend the Declaration of Trust from time to time to increase or decrease the aggregate number of Shares or the number of Shares of any class or series that the Trust has authority to issue.

Section 6.2 Common Shares. Subject to the provisions of Article VII and except as may otherwise be specified in the Declaration of Trust, each Common Share shall entitle the holder thereof to one vote on each matter upon which holders of Common Shares are entitled to vote. The Board of Trustees may reclassify any unissued Common Shares from time to time into one or more classes or series of Shares.

Section 6.3 Preferred Shares. The Board of Trustees may classify any unissued Preferred Shares and reclassify any previously classified but unissued Preferred Shares of any series from time to time, into one or more series of Shares.

Section 6.4 Classified or Reclassified Shares. Prior to issuance of classified or reclassified Shares of any class or series, the Board of Trustees by resolution shall (a) designate that class or series to distinguish it from all other classes and series of Shares; (b) specify the number of Shares to be included in the class or series; (c) set, subject to the provisions of Article VII and subject to the express terms of any class or series of Shares outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Trust to file articles supplementary with the State Department of Assessments and Taxation of Maryland (the “SDAT”). Any of the terms of any class or series of Shares set or changed pursuant to clause (c) of this Section 6.4 or otherwise may be made dependent upon facts or events ascertainable outside the Declaration of Trust (including determinations by the Board of Trustees or other facts or events within the control of the Trust) and may vary among holders thereof, provided that the manner in which such facts or variations shall operate upon the terms of such class or series of Shares is clearly and expressly set forth in the document filed with the SDAT.

Section 6.5 Authorization by Board of Share Issuance. The Board of Trustees may authorize the issuance from time to time of Shares of any class or series, whether now or hereafter authorized, or securities or rights convertible into Shares of any class or series, whether now or hereafter authorized, for such consideration (whether in cash, property, past or future services, obligation for future payment or otherwise) as the Board of Trustees may deem advisable (or without consideration in the case of a Share split or Share dividend), subject to such restrictions or limitations, if any, as may be set forth in the Declaration of Trust or the Bylaws.

Section 6.6 Dividends and Other Distributions. The Board of Trustees may from time to time authorize, and cause the Trust to declare to shareholders, such dividends or other distributions, in cash or other assets of the Trust or in securities of the Trust or from any other source as the Board of Trustees in its discretion shall determine. The Board of Trustees shall endeavor to cause the Trust to declare and pay such dividends and other distributions as shall be necessary for the Trust to qualify under the Code as a REIT; however, shareholders shall have no right to any dividend or distribution unless and until authorized by the Board and declared by the Trust. The exercise of the powers and rights of the Board of Trustees pursuant to this Section 6.6 shall be subject to the provisions of any class or series of Shares at the time outstanding. Notwithstanding any other provision in the Declaration of Trust, no determination shall be made by the Board of Trustees nor shall any transaction be entered into by the Trust which would cause any Shares or other beneficial interest in the Trust not to constitute “transferable shares” or “transferable certificates of beneficial interest” under Section 856(a)(2) of the Code or which would cause any distribution to constitute a preferential dividend as described in Section 562(c) of the Code.

Section 6.7 General Nature of Shares. All Shares shall be personal property entitling the shareholders only to those rights provided in the Declaration of Trust. The shareholders shall have no interest in the property of the Trust and shall have no right to compel any partition, division, dividend or distribution of the Trust or of the property of the Trust. The death of a shareholder shall not terminate the Trust or give his or her legal representatives any rights against other shareholders, the Trustees or the property of the Trust. The Trust is entitled to treat as shareholders only those persons in whose names Shares are registered as holders of Shares on the beneficial interest ledger of the Trust.

Section 6.8 Fractional Shares. The Trust may, without the consent or approval of any shareholder, issue fractional Shares, eliminate a fraction of a Share by rounding up or down to a full Share, arrange for the disposition of a fraction of a Share by the person entitled to it, or pay cash for the fair value of a fraction of a Share.

Section 6.9 Declaration of Trust and Bylaws. The rights of all shareholders and the terms of all Shares are subject to the provisions of the Declaration of Trust and the Bylaws. The Board of Trustees shall have the exclusive power to amend the Bylaws.

Section 6.10 Divisions of Shares. Subject to an express provision to the contrary in the terms of any class or series of beneficial interest hereafter authorized, the Board of Trustees shall have the power to divide the outstanding shares of any class or series of beneficial interest, without a vote of shareholders.

ARTICLE VII

RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES

Section 7.1 Definitions. For the purpose of this Article VII, the following terms shall have the following meanings:

Aggregate Share Ownership Limit. The term “Aggregate Share Ownership Limit” shall mean not more than 9.8% (in value or in number, whichever is more restrictive) of the aggregate of the outstanding Equity Shares, or such other percentage determined by the Board of Trustees in accordance with Section 7.2.8 of the Declaration of Trust. The value and number of the outstanding Equity Shares shall be determined by the Board of Trustees, which determination shall be conclusive for all purposes hereof. For the purposes of determining the percentage ownership of Equity Shares by any Person, Equity Shares that may be acquired upon conversion, exchange or exercise of any securities of the Trust Beneficially Owned or Constructively Owned by such Person, but not Equity Shares issuable with respect to the conversion, exchange or exercise of securities of the Trust held by other Persons shall be deemed to be outstanding prior to conversion, exchange or exercise.

Beneficial Ownership. The term “Beneficial Ownership” shall mean ownership of Equity Shares by a Person, whether the interest in Equity Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) and 856(h)(3) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

Business Day. The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to remain closed.

Charitable Beneficiary. The term “Charitable Beneficiary” shall mean one or more beneficiaries of the Charitable Trust as determined pursuant to Section 7.3.6, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

Charitable Trust. The term “Charitable Trust” shall mean any trust provided for in Section 7.3.1.

Common Share Ownership Limit. The term “Common Share Ownership Limit” shall mean not more than 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate number of the outstanding Common Shares, or such other percentage determined by the Board of Trustees in accordance with Section 7.2.8 of the Declaration of Trust. The value and number of the outstanding Common Shares shall be determined by the Board of Trustees, which determination shall be conclusive for all purposes hereof. For purposes of determining the percentage ownership of Common Shares by any Person, Common Shares that may be acquired upon conversion, exchange or exercise of any securities of the Trust Beneficially Owned or Constructively Owned by such Person, but not Common Shares issuable with respect to the conversion or exercise of securities of the Trust held by other Persons, shall be deemed to be outstanding prior to conversion, exchange or exercise.

Constructive Ownership. The term “Constructive Ownership” shall mean ownership of Equity Shares by a Person, whether the interest in Equity Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned actually or constructively through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

Equity Shares. The term “Equity Shares” shall mean Shares of all classes or series, including, without limitation, Common Shares and Preferred Shares.

Excepted Holder. The term “Excepted Holder” shall mean a shareholder of the Trust for whom an Excepted Holder Limit is created by this Article VII or by the Board of Trustees pursuant to Section 7.2.7.

Excepted Holder Limit. The term “Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by this Article VII or by the Board of Trustees pursuant to Section 7.2.7 and subject to adjustment pursuant to Section 7.2.8, the percentage limit established for an Excepted Holder by the Board of Trustees pursuant to Section 7.2.7, provided, however, that the Excepted Holder Limit for an Excepted Holder shall be 9.9% in value or in number (whichever is more restrictive) of the aggregate of the outstanding Equity Shares unless, from the REIT Election Date until the Restriction Termination Date, such Excepted Holder does not Constructively Own an interest in a Tenant of the Trust (or a Tenant of any entity owned or controlled by the Trust) that would cause the Trust to Constructively Own more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such Tenant. The value, voting power and number of the outstanding Equity Shares shall be determined by the Board of Trustees, which determination shall be conclusive for all purposes hereof.

Exchange. The term “Exchange” shall mean [                    ].

Initial Date. The term “Initial Date” shall mean the date after which the Trust has more than one holder of Common Shares.

Market Price. The term “Market Price” on any date shall mean, with respect to any class or series of outstanding Equity Shares, the Closing Price for such Equity Shares on such date. The “Closing Price” on any date shall mean the last sale price for such Equity Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Equity Shares, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the Exchange or, if such Equity Shares are not listed or admitted to trading on the Exchange, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Equity Shares are listed or admitted to trading or, if such Equity Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Equity Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Equity Shares selected by the Board of Trustees or, in the event that no trading price is available for such Equity Shares, the fair market value of Equity Shares, as determined by the Board of Trustees, which determination shall be conclusive for all purposes hereof.

Person. The term “Person” shall mean an individual, corporation, limited liability company, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity or any government or agency or political subdivision thereof and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted Holder Limit applies.

Prohibited Owner. The term “Prohibited Owner” shall mean, with respect to any purported Transfer (or other event), any Person who, but for the provisions of Section 7.2.1, would Beneficially Own or Constructively Own Equity Shares in violation of the provisions of Section 7.2.1(a), and if appropriate in the context, shall also mean any Person who would have been the record owner of Equity Shares that the Prohibited Owner would have so owned.

REIT Election Date. The term “REIT Election Date” shall mean [    ] or such other date on which the Trust elects to be taxed as a REIT under the Code.

REIT. The term “REIT” shall mean a real estate investment trust within the meaning of Section 856 of the Code.

Restriction Termination Date. The term “Restriction Termination Date” shall mean the first day after the Initial Date on which the Board of Trustees determines pursuant to Sections 5.1 or 5.6 of the Declaration of Trust that it is no longer in the best interests of the Trust to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of Equity Shares set forth herein is no longer required in order for the Trust to qualify as a REIT.

SDAT. The term “SDAT” shall mean the State Department of Assessments and Taxation of Maryland.

Tenant. The term “Tenant” shall mean any Person that leases (or subleases) real property from the Trust or an entity owned or controlled by the Trust.

Transfer. The term “Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership, or any agreement to take any such action or cause any such event, of Equity Shares or the right to vote or receive dividends on Equity Shares, including (a) the granting or exercise of any option (or any disposition of any option) with respect to Equity Shares, (b) entering into any agreement for the sale, transfer or other disposition of Equity Shares, (c) any sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Equity Shares or any interest in Equity Shares or any exercise of any such conversion or exchange right and (d) Transfers of interests in other entities that result in changes in Beneficial or Constructive Ownership of Equity Shares; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

Trustee. The term “Trustee” shall mean the Person unaffiliated with the Trust and a Prohibited Owner, that is appointed by the Trust to serve as trustee of the Charitable Trust.

Section 7.2 Equity Shares.

Section 7.2.1 Ownership Limitations. During the period commencing on the Initial Date and ending on the Restriction Termination Date:

(a) Basic Restrictions.

(i) (1) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Equity Shares in excess of the Aggregate Share Ownership Limit, (2) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Common Shares in excess of the Common Share Ownership Limit and (3) no Excepted Holder shall Beneficially Own or Constructively Own Equity Shares in excess of the Excepted Holder Limit for such Excepted Holder.

(ii) No Person shall Beneficially Own or Constructively Own Equity Shares to the extent that such Beneficial Ownership or Constructive Ownership of Equity Shares would result in the Trust being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial Ownership or Constructive Ownership that would result in the Trust owning (actually or Constructively) an interest in a Tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Trust from such Tenant would cause the Trust to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

(iii) No Person shall Transfer Equity Shares if, as a result of the Transfer, the Equity Shares would be Beneficially Owned (determined without reference to the rules of attribution under Section 544 of the Code) by fewer than 100 Persons.

(iv) No Person shall Beneficially Own or Constructively Own Equity Shares to the extent that such Beneficial Ownership or Constructive Ownership of Equity Shares could result in the Trust failing to qualify as a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code.

(v) No Person shall Constructively Own Equity Shares to the extent that such Constructive Ownership would cause any income of the Trust that would otherwise qualify as “rents from real property” for purposes of Section 856(d) of the Code to fail to qualify as such (including, but not limited to, as a result of causing any entity that the Trust intends to treat as an “[eligible] independent contractor” within the meaning of Section 856(d)(9)(A) of the Code to fail to qualify as such).

(b) Transfer in Trust. If any Transfer of Equity Shares or any other event occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning Equity Shares in violation of Section 7.2.1(a),

(i) then that number of Equity Shares the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 7.2.1(a) (rounded up to the nearest whole share) shall be automatically transferred to a Charitable Trust for the exclusive benefit of a Charitable Beneficiary, as described in Section 7.3, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such Equity Shares; or

(ii) if the transfer to the Charitable Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 7.2.1(a), then the Transfer of that number of Equity Shares that otherwise would cause any Person to violate Section 7.2.1(a) shall be void ab initio, and the intended transferee shall acquire no rights in such Equity Shares.

(iii) In determining which Equity Shares are to be transferred to a Charitable Trust in accordance with this Section 7.2.1(b) and Section 7.3 hereof, Equity Shares shall be so transferred to a Charitable Trust in such manner that minimizes the aggregate value of the Equity Shares that are transferred to the Charitable Trust (except to the extent otherwise provided in Section 7.2.6).

(iv) To the extent that, upon a transfer of Equity Shares pursuant to this Section 7.2.1(b), a violation of Section 7.2.1(a) would nonetheless be continuing (for example where the ownership of Equity Shares by a single Charitable Trust would result in the Equity Shares being beneficially owned (determined under the principles of Section 856(a)(5) of the Code by fewer than 100 Persons), the Equity Shares shall be transferred to that number of Charitable Trusts, each having a distinct Charitable Trustee and a Charitable Beneficiary or Beneficiaries that are distinct from those of each other Charitable Trust, such that there is no violation of any provision of Section 7.2.1(a).

Section 7.2.2 Remedies for Breach. If the Board of Trustees shall at any time determine, which determination shall be conclusive for all purposes hereof, that a Transfer or other event has taken place that results in a violation of Section 7.2.1(a) or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any Equity Shares in violation of Section 7.2.1(a) (whether or not such violation is intended), the Board of Trustees shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Trust to redeem Equity Shares, refusing to give effect to such Transfer on the books of the Trust or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 7.2.1(a) shall automatically result in the transfer to the Charitable Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Trustees.

Section 7.2.3 Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of Equity Shares that will or may violate Section 7.2.1(a), or any Person who would have owned Equity Shares that resulted in a transfer to the Charitable Trust pursuant to the provisions of Section 7.2.1(b), shall immediately give written notice to the Trust of such event or, in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Trust such other information as the Trust may request in order to determine the effect, if any, of such Transfer on the Trust’s qualification (or, if prior to the REIT Election Date, expected qualification) as a REIT.

Section 7.2.4 Owners Required To Provide Information. From the Initial Date until the Restriction Termination Date:

(a) every Person who is a Beneficial Owner or Constructive Owner of more than five percent (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) in number or value of the outstanding Equity Shares (whichever is more restrictive), within 30 days after initially reaching such ownership threshold and within 30 days after the end of each taxable year, shall give written notice to the Trust stating the name and address of such owner, the number of Equity Shares Beneficially Owned or Constructively Owned and a description of the manner in which such shares are held. Each such Person shall provide to the Trust such additional information as the Trust may request in order to determine the effect, if any, of such Beneficial Ownership on the Trust’s qualification (or, if prior to the REIT Election Date, expected qualification) as a REIT and to ensure compliance with the Aggregate Share Ownership Limit and the Common Share Ownership Limit; and

(b) each Person who is a Beneficial Owner or Constructive Owner of Equity Shares and each Person (including the shareholder of record) who is holding Equity Shares for a Beneficial Owner or Constructive Owner shall provide to the Trust such information as the Trust may request in order to determine the Trust’s qualification (or, if prior to the REIT Election Date, expected qualification) as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the Aggregate Share Ownership Limit and the Common Share Ownership Limit.

Section 7.2.5 Remedies Not Limited. Subject to Sections 5.1 and 5.6 of the Declaration of Trust, nothing contained in this Section 7.2 shall limit the authority of the Board of Trustees to take such other action as it deems necessary or advisable to protect the Trust in preserving the Trust’s qualification (or, if prior to the REIT Election Date, expected qualification) as a REIT.

Section 7.2.6 Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 7.2, Section 7.3 or any definition contained in Section 7.1, the Board of Trustees shall have the power to determine the application of the provisions of this Section 7.2 or Section 7.3 or any such definition with respect to any situation based on the facts known to it. In the event Section 7.2 or 7.3 requires an action by the Board of Trustees and the Declaration of Trust fails to provide specific guidance with respect to such action, the Board of Trustees shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 7.1, 7.2 or 7.3. Absent a decision to the contrary by the Board of Trustees (which the Board of Trustees may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 7.2.2) acquired Beneficial Ownership or Constructive Ownership of Equity Shares in violation of Section 7.2.1, such remedies (as applicable) shall apply first to the Equity Shares which, but for such remedies, would have been actually owned by such Person, and second to Equity Shares which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such Equity Shares based upon the relative number of the Equity Shares held by each such Person.

Section 7.2.7 Exceptions.

(a) Subject to Section 7.2.1(a), the Board of Trustees, in its sole and absolute discretion, may exempt (prospectively or retroactively) a Person from the Aggregate Share Ownership Limit and the Common Share Ownership Limit, or both such limits, as the case may be, and may establish or increase an Excepted Holder Limit for such Person if:

(i) the Board of Trustees obtains such representations and undertakings from such Person as are reasonably necessary for the Board to ascertain that no individual’s Beneficial Ownership or Constructive Ownership of such Equity Shares will violate Section 7.2.1(a)(ii) or (v);

(ii) such Person does not and agrees that it will not own, actually or Constructively, an interest in a Tenant of the Trust (or a Tenant of any entity owned or controlled by the Trust) that would cause the Trust to own, actually or Constructively, more than a 9.8% interest (as set forth in Section 856(d)(2)(B) of the Code) in such Tenant and the Board of Trustees obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact (except to the extent that the Board of Trustees in its sole and absolute discretion determines that the amount of rent derived from such Tenant is sufficiently small that the receipt of rent from such Tenant would not adversely affect the Trust’s ability to qualify as a REIT); and

(iii) such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Sections 7.2.1 through 7.2.6) will result in such Equity Shares being automatically transferred to a Charitable Trust in accordance with Sections 7.2.1(b) and 7.3.

(b) Prior to granting any exception pursuant to Section 7.2.7(a), the Board of Trustees may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Trustees in its sole and absolute discretion, as it may deem necessary or advisable in order to determine or ensure the Trust’s qualification as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Trustees may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

(c) Subject to Section 7.2.1(a)(ii), an underwriter or placement agent that participates in a public offering or a private placement of Equity Shares (or securities convertible into or exchangeable for Equity Shares) may Beneficially Own or Constructively

Own Equity Shares (or securities convertible into or exchangeable for Equity Shares) in excess of the Aggregate Share Ownership Limit, the Common Share Ownership Limit or both such limits, but only to the extent necessary to facilitate such public offering or private placement.

(d) The Board of Trustees may only reduce the Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Aggregate Share Ownership Limit or the Common Share Ownership Limit, as the case may be. In the event that the Equity Shares Beneficially Owned or Constructively Owned by the Excepted Holder decrease to equal to or less than the Aggregate Share Ownership Limit, or the Common Shares Beneficially Owned or Constructively Owned by the Excepted Holder decrease to equal to or less than the Common Share Ownership Limit, then in either such case, the Board of Trustees may deem such Person no longer to be an Excepted Holder, after which such Person’s Excepted Holder Limit shall no longer apply.

Section 7.2.8 Increase or Decrease in Common Share Ownership or Aggregate Share Ownership Limits. Subject to Section 7.2.1(a)(ii) and this Section 7.2.8, the Board of Trustees may from time to time increase or decrease the Aggregate Share Ownership Limit and Common Share Ownership Limit; provided, however, that a decreased Aggregate Share Ownership Limit or Common Share Ownership Limit will not be effective for any Person whose percentage ownership of Equity Shares or Common Shares, as the case may be, is in excess of such decreased Aggregate Share Ownership Limit or Common Share Ownership Limit, as applicable, until such time as such Person’s percentage of Equity Shares or Common Shares, as the case may be, equals or falls below the decreased Aggregate Share Ownership Limit or Common Share Ownership Limit, as applicable, except that until such time as such Person’s percentage of Equity Shares of Common Shares, as the case may be, falls below such decreased Aggregate Share Ownership Limit or Common Share Ownership Limit, any further acquisition of Equity

Shares or Common Shares will be in violation of the Aggregate Share Ownership Limit or Common Share Ownership Limit; and, provided further, that the new Aggregate Share Ownership Limit or Common Share Ownership Limit would not allow five or fewer individuals (as defined in Section 542(a)(2) of the Code and taking into account all Excepted Holders) to Beneficially Own, in the aggregate more than 49.9% in value of the outstanding Equity Shares.

Section 7.2.9 Legend. Each certificate for Equity Shares shall bear substantially the following legend:

The shares evidenced by this certificate are subject to restrictions on Beneficial and Constructive Ownership and Transfer for the purpose, among others, of the Trust’s maintenance of its status as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”). Subject to certain further restrictions and except as expressly provided in the Trust’s Declaration of Trust, (i) no Person may Beneficially or Constructively Own Common Shares of the Trust in excess of the Common Share Ownership Limit unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) no Person may Beneficially or Constructively Own Equity Shares of the Trust in excess of the Aggregate Share Ownership Limit, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (iii) no Person may Beneficially or Constructively Own Equity Shares that would result in the Trust being “closely held” under Section 856(h) of the Code or otherwise cause the Trust to fail to qualify as a REIT; (iv) no Person may Transfer Equity Shares if such Transfer would result in Equity Shares of the Trust being owned by fewer than 100 Persons; (v) no Person may Beneficially Own or Constructively Own Equity Shares that could result in the Trust failing to qualify as a “domestically controlled qualified investment entity” under Section 897(h)(4)(B) of the Code; and (vi) No Person shall Constructively Own Equity Shares to the extent that such Constructive Ownership would cause any income of the Trust that would otherwise qualify as “rents from real property” for purposes of Section 856(d) of the Code to fail to qualify as such. Any Person who Beneficially or Constructively Owns or attempts to Beneficially or Constructively Own Equity Shares which cause or will cause a Person to Beneficially or Constructively Own Equity Shares in excess or in violation of the above limitations must immediately notify the Trust. If any of the restrictions on transfer or ownership described in (i), (ii), (iii), (v) or (vi) above are violated, the Equity Shares in excess or in violation of the above limitations will be automatically transferred to a Trustee of a Charitable Trust for the benefit of one or more Charitable Beneficiaries. In addition, the Trust may redeem shares upon the terms and conditions specified by the Board of Trustees in its sole and absolute discretion if the Board of Trustees determines that ownership or Transfer or other event may violate the restrictions described above. Furthermore, if the ownership restriction provided in (iv) above would be violated, or upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. All capitalized terms in this legend have the meanings defined in the Trust’s Declaration of Trust, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Equity Shares of the Trust on request and without charge. Requests for such a copy may be directed to the Secretary of the Trust at its Principal Office.

Instead of the foregoing legend, the certificate may state that the Trust will furnish a full statement about certain restrictions on transferability to a shareholder on request and without charge.

Section 7.3 Transfer of Equity Shares in Trust.

Section 7.3.1 Ownership in Trust. Upon any purported Transfer or other event described in Section 7.2.1(a) that would result in a transfer of Equity Shares to a Charitable Trust, such Equity Shares shall be deemed to have been transferred to the Trustee as trustee of a Charitable Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Charitable Trust pursuant to Section 7.2.1(b). The Trustee shall be appointed by the Trust and shall be a Person unaffiliated with the Trust and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Trust as provided in Section 7.3.6.

Section 7.3.2 Status of Shares Held by the Trustee. Equity Shares held by the Trustee shall continue to be issued and outstanding Equity Shares of the Trust. The Prohibited Owner shall have no rights in the shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Charitable Trust.

Section 7.3.3 Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to Equity Shares held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid to a Prohibited Owner prior to the discovery by the Trust that Equity Shares have been transferred to the Trustee shall be paid with respect to such Equity Shares by the Prohibited Owner to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Charitable Trust and, subject to Maryland law, effective as of the date that Equity Shares have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole and absolute discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Trust that Equity Shares have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Trust has already taken irreversible trust action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article VII, until the Trust has received notification that Equity Shares have been transferred into a Charitable Trust, the Trust shall be entitled to rely on its share transfer and other shareholder records for purposes of preparing lists of shareholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes and determining the other rights of shareholders.

Section 7.3.4 Sale of Shares by Trustee. Within 20 days of receiving notice from the Trust that Equity Shares have been transferred to the Charitable Trust, the Trustee of the Charitable Trust shall sell the shares held in the Charitable Trust to a Person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 7.2.1(a). Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall, as provided in this Section 7.3.4, distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary. The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Charitable Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Charitable Trust and (2) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Charitable Trust. The Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 7.3.3 of this Article VII. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Trust that Equity Shares have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Charitable Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 7.3.4, such excess shall be paid to the Trustee upon demand.

Section 7.3.5 Purchase Right in Shares Transferred to the Trustee. Equity Shares transferred to the Trustee shall be deemed to have been offered for sale to the Trust, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Charitable Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Trust, or its designee, accepts such offer. The Trust may reduce the amount payable to the Prohibited Owner by the amount of dividend and distributions which has been paid to the Prohibited Owner and is owed by the Prohibited Owner to the Trustee pursuant to Section 7.3.3 of this Article VII. The

Trust may pay the amount of such reduction to the Trustee for the benefit of the Charitable Beneficiary. The Trust shall have the right to accept such offer until the Trustee has sold the shares held in the Charitable Trust pursuant to Section 7.3.4. Upon such a sale to the Trust, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

Section 7.3.6 Designation of Charitable Beneficiaries. By written notice to the Trustee, the Trust shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Charitable Trust such that (i) Equity Shares held in the Charitable Trust would not violate the restrictions set forth in Section 7.2.1(a) in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code. Neither the failure of the Trust to make such designation nor the failure of the Trust to appoint the Trustee before the automatic transfer provided for in Section 7.2.1(b) shall make such transfer ineffective, provided that the Trust thereafter makes such designation and appointment.

Section 7.4 Exchange Transactions. Nothing in this Article VII shall preclude the settlement of any transaction entered into through the facilities of the Exchange or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article VII and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VII.

Section 7.5 Enforcement. The Trust is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VII.

Section 7.6 Non-Waiver. No delay or failure on the part of the Trust or the Board of Trustees in exercising any right hereunder shall operate as a waiver of any right of the Trust or the Board of Trustees, as the case may be, except to the extent specifically waived in writing.

ARTICLE VIII

SHAREHOLDERS

Section 8.1 Meetings. There shall be an annual meeting of the shareholders, to be held on proper notice at such time and location as shall be determined by or in the manner prescribed in the Bylaws, for the election of the Trustees, if required, and for the transaction of any other business within the powers of the Trust. Except as otherwise provided in the Declaration of Trust, special meetings of shareholders may be called in the manner provided in the Bylaws. If there are no Trustees, the officers of the Trust shall promptly call a special meeting of the shareholders entitled to vote for the election of successor Trustees. Any meeting may be postponed and adjourned and reconvened as the Trustees determine or as provided in the Bylaws.

Section 8.2 Voting Rights. Subject to the provisions of any class or series of Shares then outstanding, the shareholders shall be entitled to vote only on the following matters: (a) election of Trustees as provided in Section 5.2 and the removal of Trustees as provided in Section 5.3; (b) amendment of the Declaration of Trust as provided in Article X; (c) termination of the Trust as provided in Section 10.4 and Section 12.2; (d) merger, conversion or consolidation of the Trust to the extent a vote of the shareholders is required by Title 8, or the sale or disposition of substantially all of the property of the Trust, to the same extent as a stockholder of a Maryland corporation would be entitled to vote on such sale or disposition under the Maryland General Corporation Law; and (e) such other matters with respect to which the Board of Trustees has adopted a resolution declaring that a proposed action is advisable and directing that the matter be submitted to the shareholders for approval or ratification. Except with respect to the foregoing matters, no action taken by the shareholders at any meeting shall in any way bind the Board of Trustees.

Section 8.3 Preemptive and Appraisal Rights. Except as may be provided by the Board of Trustees in setting the terms of classified or reclassified Shares pursuant to Section 6.4, or as may otherwise be provided by contract approved by the Board of Trustees, no holder of

Shares shall, as such holder, have any preemptive right to purchase or subscribe for any additional Shares or any other security of the Trust which it may issue or sell. Holders of Shares shall not be entitled to exercise any rights of an objecting shareholder provided for under Title 8 and Title 3, Subtitle 2 of the Maryland General Corporation Law or any successor statute unless the Board of Trustees, upon the affirmative vote of a majority of the Board of Trustees and upon such terms and conditions as specified by the Board of Trustees, shall determine that such rights apply, with respect to all or any classes or series of Shares, to one or more transactions occurring after the date of such determination in connection with which holders of such Shares would otherwise be entitled to exercise such rights.

Section 8.4 Board Approval. The submission of any action of the Trust to the shareholders for their consideration shall first be approved by the Board of Trustees.

Section 8.5 Action By Shareholders without a Meeting. Any action required or permitted to be taken at any meeting of shareholders may be taken without a meeting by the unanimous consent, in writing or by electronic transmission, of each shareholder entitled to vote in the manner permitted by statute, the Declaration of Trust or the Bylaws, as the case may be.

ARTICLE IX

LIABILITY LIMITATION, INDEMNIFICATION

AND TRANSACTIONS WITH THE TRUST

Section 9.1 Limitation of Shareholder Liability. No shareholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Trust by reason of his being a shareholder, nor shall any shareholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person in connection with the property or the affairs of the Trust by reason of his being a shareholder.

Section 9.2 Limitation of Trustee and Officer Liability. To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of trustees and officers of a real estate investment trust, no present or former Trustee or officer of the Trust shall be liable to the Trust or to any shareholder for money damages. Neither the amendment nor repeal of this Section 9.2, nor the adoption or amendment of any other provision of the Declaration of Trust inconsistent with this Section 9.2, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. No Trustee or officer of the Trust shall be liable to the Trust or to any shareholder for money damages except to the extent that (a) the Trustee or officer actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (b) a judgment or other final adjudication adverse to the Trustee or officer is entered in a proceeding based on a finding in the proceeding that the Trustee’s or officer’s action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

Section 9.3 Express Exculpatory Clauses in Instruments. Neither the shareholders nor the Trustees, officers, employees or agents of the Trust shall be liable under any written instrument creating an obligation of the Trust, and all persons shall look solely to the property of the Trust for the payment of any claim under or for the performance of that instrument. The omission of the foregoing exculpatory language from any instrument shall not affect the validity or enforceability of such instrument and shall not render any shareholder, Trustee, officer, employee or agent liable thereunder to any third party, nor shall the Trustees or any officer, employee or agent of the Trust be liable to anyone for such omission.

Section 9.4 Indemnification. The Trust shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and, without requiring a preliminary determination of the ultimate entitlement to indemnification, to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former shareholder, Trustee or officer of the Trust and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity or (b) any individual who, while a Trustee or officer of the Trust and at the request of the Trust, serves or has served as a trustee, director, officer, partner, member or manager, of another real estate investment trust, corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity or capacities. The rights to indemnification and advancement of expenses provided in this Declaration of Trust and the Bylaws shall vest immediately upon election of a Trustee or officer. The Trust shall have the power, with the approval of its Board of Trustees, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Trust in any of the capacities described in (a) or (b) above and to any employee or agent of the Trust or a predecessor of the Trust.

Section 9.5. Insurance. The Trust may maintain insurance, at its expense, to protect itself and any Trustee, officer, employee or agent of the Trust or another corporation, real estate investment trust, partnership, joint venture, trust, limited liability company or other enterprise against any such expense, liability or loss, whether or not the Trust would have the power to indemnify such person against such expense, liability or loss under Title 8.

Section 9.6. Non-Exclusivity of Rights. The indemnification and payment or reimbursement of expenses provided in this Article IX shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any statute, bylaw, resolution, insurance, agreement, vote of shareholders or disinterested Trustees or otherwise.

Section 9.7 Transactions Between the Trust and its Trustees, Officers, Employees and Agents. Subject to any express restrictions in the Declaration of Trust or adopted by the Board of Trustees in the Bylaws or by resolution, the Trust may enter into any contract or transaction of any kind with any person, including any Trustee, officer, employee or agent of the Trust or any person affiliated with a Trustee, officer, employee or agent of the Trust, whether or not any of them has a financial interest in such transaction.

Section 9.8 Amendment. Notwithstanding anything in the Declaration of Trust to the contrary, neither the amendment nor repeal of this Article IX, nor the adoption or amendment of any other provision of the Declaration of Trust or Bylaws inconsistent with this Article IX shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

ARTICLE X

AMENDMENTS; EXTRAORDINARY ACTIONS

Section 10.1 General. The Trust reserves the right from time to time to make any amendment to the Declaration of Trust, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Declaration of Trust, of any Shares. All rights and powers conferred by the Declaration of Trust on shareholders, Trustees and officers are granted subject to this reservation. All references to the Declaration of Trust shall include all amendments thereto.

Section 10.2 By Trustees. The Trustees may amend the Declaration of Trust from time to time, in the manner provided by Title 8, without any action by the shareholders, (i) to qualify under the Code as a REIT or as a real estate investment trust under Title 8, (ii) in any respect in which the charter of a corporation may be amended in accordance with Section 2-605 of the Maryland General Corporation Law and (iii) as otherwise provided in the Declaration of Trust.

Section 10.3 By Trustees and Shareholders. Except (a) as specifically provided in Section 5.3 hereof (relating to removal of Trustees) and in Section 10.4 hereof (relating to certain extraordinary actions and certain amendments to the Declaration of Trust) and (b) with respect to any amendment to, or any amendment inconsistent with, the provisions of Section 6.9, for which the affirmative vote of the holders of Shares entitled to cast at least 80% of the votes entitled to be cast on the matter, each voting as a separate class, shall be necessary, notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of a greater number of votes, any such action shall be effective and valid if declared advised by the Board of Trustees and taken or approved by the affirmative vote of a majority of all the votes entitled to be cast on the matter.

Section 10.4. Approval of Certain Extraordinary Actions and Amendments to the Declaration of Trust.

(a) Required Votes. Notwithstanding any other provision in the Declaration of Trust, the affirmative vote of the holders of Shares entitled to cast at least 80% of the votes entitled to be cast on the matter, each voting as a separate class, shall be necessary to effect:

(i) The liquidation or termination of the Trust pursuant to Article XII and any amendment to the Declaration of Trust to effect any such liquidation or termination;

(ii) Any amendment to, or any amendment inconsistent with, the provisions of Section 5.1, Section 5.2, Section 5.3, Section 5.5, Section 7.1, Section 8.2, Section 8.4, Section 8.5, this Article X, Article XI, or Article XII;

(iii) Any merger, conversion or consolidation of the Trust to the extent a vote of the shareholders is required by Title 8, or the sale or disposition of substantially all of the property of the Trust, to the same extent as a stockholder of a Maryland corporation would be entitled to vote on such sale or disposition under the Maryland General Corporation Law; and

(iv) Any transaction between the Trust and, except for the Sponsors, a person, or group of persons acting together (including, without limitation, a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or any successor provision), that is entitled to exercise or direct the exercise, or acquire the right to exercise or direct the exercise, directly or indirectly, other than solely by virtue of a revocable proxy, of one-tenth or more of the voting power in the election of Trustees generally, or any person controlling, controlled by or under common control with any such person or member of such group;

provided, however, that, if the Continuing Trustees (as defined herein), by a vote of at least 80% of such Continuing Trustees, in addition to approval by the Board of Trustees, approve such proposal, transaction or amendment, the affirmative vote of the holders of a majority of the votes entitled to be cast shall be sufficient to approve such proposal, transaction or amendment; and provided further, that, with respect to any proposal, transaction or amendment referred to in above, if such proposal, transaction or amendment is approved by the Continuing Trustees, by a vote of at least 80% of such Continuing Trustees, no shareholder approval of such proposal, transaction or amendment shall be required unless Title 8, the Maryland General Corporation Law solely with respect to the sale or disposition of substantially all of the property of the Trust, or another provision of the Declaration of Trust or Bylaws otherwise requires such approval.

(b) Continuing Trustees. “Continuing Trustees” means (i) the named Trustees identified in Section 5.2, (ii) the Trustees whose nomination for election by the shareholders or whose election by the Board of Trustees to fill vacancies on the Board of Trustees is approved by a majority of the trustees identified in Section 5.2, who are on the Board of Trustees at the time of the nomination or election, as applicable, or (iii) any successor Trustees whose nomination for election by the shareholders or whose election by the Board of Trustees to fill vacancies is approved by a majority of the Continuing Trustees or successor Continuing Trustees, who are on the Board of Trustees at the time of the nomination or election, as applicable.

ARTICLE XI

MERGER, CONVERSION, CONSOLIDATION OR SALE OF TRUST PROPERTY

Subject to the provisions of any class or series of Shares at the time outstanding, the Trust may (a) merge or convert the Trust into another entity, (b) consolidate the Trust with one or more other entities into a new entity or (c) sell, lease, exchange or otherwise transfer all or substantially all of the property of the Trust. Any such action shall be approved in accordance with Section 10.4 of the Declaration of Trust.

ARTICLE XII

DURATION AND TERMINATION OF TRUST

Section 12.1 Duration. The Trust shall continue perpetually unless terminated pursuant to Section 12.2 or pursuant to any applicable provision of Title 8.

Section 12.2 Termination.

(a) Subject to the provisions of any class or series of Shares at the time outstanding, the Trust may be terminated upon the approval by the Board of Trustees and the shareholders in accordance with Section 10.4 of the Declaration of Trust. Upon the termination of the Trust:

(i) The Trust shall carry on no business except for the purpose of winding up its affairs.

(ii) The Trustees shall proceed to wind up the affairs of the Trust and all of the powers of the Trustees under the Declaration of Trust shall continue, including the powers to fulfill or discharge the Trust’s contracts, collect its assets, sell, convey, assign, exchange, transfer or otherwise dispose of all or any part of the remaining property of the Trust to one or more persons at public or private sale for consideration which may consist in whole or in part of cash, securities or other property of any kind, discharge or pay its liabilities and do all other acts appropriate to liquidate its business. The Trustees may appoint any officer of the Trust or any other person to supervise the winding up of the affairs of the Trust and delegate to such officer or such person any or all powers of the Trustees in this regard.

(iii) After paying or adequately providing for the payment of all liabilities, and upon receipt of such releases, indemnities and agreements as they deem necessary for their protection, the Trust may distribute the remaining property of the Trust, in cash or in kind or partly each, among the shareholders so that after payment in full or the setting apart for payment of such preferential amounts, if any, to which the holders of any Shares at the time outstanding shall be entitled, the remaining property of the Trust shall, subject to any participating or similar rights of Shares at the time outstanding, be distributed ratably among the holders of Common Shares at the time outstanding.

(b) After termination of the Trust, the liquidation of its business and the distribution to the shareholders as herein provided, a majority of the Trustees shall execute and file with the Trust’s records a document certifying that the Trust has been duly terminated, and the Trustees shall be discharged from all liabilities and duties hereunder, and the rights and interests of all shareholders shall cease.

ARTICLE XIII

MISCELLANEOUS

Section 13.1 Governing Law. The Declaration of Trust is executed by the undersigned Trustees and delivered in the State of Maryland with reference to the laws thereof, and the rights of all parties and the validity, construction and effect of every provision hereof shall be subject to and construed according to the laws of the State of Maryland without regard to conflicts of laws provisions thereof.

Section 13.2 Reliance by Third Parties. Any certificate shall be final and conclusive as to any person dealing with the Trust if executed by the Secretary or an Assistant Secretary of the Trust or a Trustee, and if certifying to: (a) the number or identity of Trustees, officers of the Trust or shareholders; (b) the due authorization of the execution of any document; (c) the action or vote taken, and the existence of a quorum, at a meeting of the Board of Trustees or shareholders; (d) a copy of the Declaration of Trust or of the Bylaws as a true and complete copy as then in force; (e) an amendment to the Declaration of Trust; (f) the termination of the Trust; or (g) the existence of any fact relating to the affairs of the Trust. No purchaser, lender, transfer agent or other person shall be bound to make any inquiry concerning the validity of any transaction purporting to be made by the Trust on its behalf or by any officer, employee or agent of the Trust.

Section 13.3 Severability. If any provision of the Declaration of Trust shall be held invalid or unenforceable in any jurisdiction, such holding shall apply only to the extent of any such invalidity or unenforceability and shall not in any manner affect, impair or render invalid or unenforceable such provision in any other jurisdiction or any other provision of the Declaration of Trust in any jurisdiction.

Section 13.4 Construction. In the Declaration of Trust, unless the context otherwise requires, words used in the singular or in the plural include both the plural and singular and words denoting any gender include all genders. The title and headings of different parts are inserted for convenience and shall not affect the meaning, construction or effect of the Declaration of Trust. In defining or interpreting the powers and duties of the Trust and its Trustees and officers, reference may be made by the Trustees or officers, to the extent appropriate and not inconsistent with the Code or Title 8, to Titles 1 through 3 of the Corporations and Associations Article of the Annotated Code of Maryland.

THIRD: The amendment to and restatement of the Declaration of Trust of the Trust as hereinabove set forth has been approved by the Board of Trustees.

FOURTH: The total number of shares of beneficial interest which the Trust had authority to issue immediately prior to this amendment and restatement was 1,000,000, consisting of 1,000,000 Common Shares, $0.01 par value per share. The aggregate par value of all shares of beneficial interest having par value was $10,000.

FIFTH: The total number of shares of beneficial interest which the Trust has authority to issue pursuant to the foregoing amendment and restatement of the Declaration of Trust is             , consisting of                  Common Shares, $         par value per share, and                  Preferred Shares, $         par value per share. The aggregate par value of all authorized shares of beneficial interest having par value is $        .

The undersigned President acknowledges these Articles of Amendment and Restatement to be the trust act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Trust has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its President and attested to by its Secretary on this      day of             , 2015.

ATTEST:	SERITAGE GROWTH PROPERTIES

(SEAL)
Secretary	President

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